 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2009

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1800 West Loop South, Suite 500

Houston, Texas 77027

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

         (17 CFR 240.14d-2 (b))

[ ]     Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

         (17 CFR 240.13e-4 (c))

Item 8.01.      Other Events.

On August 14, 2009, Integrated Electrical Services, Inc. (“we” or “the Company”) entered into a mediated settlement agreement with Clark Construction (“Clark”) for claims asserted to recover expenses incurred by Clark and its sub-guard surety to complete a project, following Clark’s termination of one of our former divisions, J.W. Gray (“Gray”), from the project in December 2005. As first reported in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, in September 2008, Clark filed suit against the Company in the U.S. District Court of Maryland (Southern Division) to recover these expenses. During the five-month period ended September 30, 2006, Gray received approximately $4.9 million in backcharges from Clark, which we disputed. After assessment, we recorded $0.4 million as a loss reserve, included in current liabilities, specifically related to these backcharges. The remaining claim associated with the backcharges was approximately $4.5 million, an amount for which we had not previously recorded any liability. In 2006, we reversed previously recognized revenues related to this project of $0.5 million and wrote off $0.4 million of receivables and $0.1 million in underbillings. In order to avoid the costly expenses inherent in protracted litigation and to eliminate the risk of an injurious adverse decision, we settled our dispute with Clark through mediation. Under the terms of the settlement agreement, we will pay Clark $3.2 million to resolve all claims by Clark against us related to the project. The net effect to the Company of this settlement, including the previous reserve amount, will be $2.8 million in expenses, which will have an after tax affect of approximately $0.07 EPS (basic earnings per share). This settlement will be paid from available cash and cash equivalents on hand which, as of June 30, 2009, totaled $60.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: August 20, 2009                              /s/ William L. Fiedler

                                                             William L. Fiedler

                                                              General Counsel